Exhibit 99.1

Investor Contact: Allison Good

The Smith & Wollensky Restaurant Group

Phone: 212-838-2061 x2379

Email: agood@swrg.com

Smith & Wollensky Reports Third Quarter 2006 Financial Results

New York, November 15, 2006 – The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced financial results for the third quarter and nine months ended October 2, 2006.

▪

For the third quarter of 2006, comparable consolidated restaurant sales increased 2.9% as compared to the third quarter of 2005. Comparable consolidated restaurant sales include only units that have been open for 15 months or longer and do not include the results from the Smith & Wollensky in New Orleans, the Manhattan Ocean Club, which was closed on January 1, 2006, or our newest concept, Quality Meats, which opened in April 2006.

▪

For the third quarter of 2006, total consolidated restaurant sales increased $744,000 to $27.6 million, as compared to $26.8 million in the third quarter of 2005. Results for the third quarter of 2006 reflect no sales contribution from the Smith & Wollensky in New Orleans, but do include sales from Quality Meats.

▪	Net loss for the third quarter of 2006 was ($1.9 million), or ($0.22) per basic and diluted share, vs. a net loss of ($3.2 million), or ($0.35) per basic and diluted share in 2005.

▪

Results for the third quarter of 2006 include an impairment charge of $828,000 relating to the write-down of the Smith & Wollensky in New Orleans property to its estimated fair market value less any commissions and other expenses that would be associated with a potential sale of the property. In addition, the results for the third quarter of 2006 also include $156,000 of insurance proceeds, net of fees, related to the insurance recovery of business interruption at the Smith & Wollensky in New Orleans. Total insurance proceeds, which include building, contents and business interruption, net of fees, received to date are approximately $1.6 million. The property was put up for sale at the beginning of April 2006. Results for the third quarter of 2006 also include approximately $68,000 of share-based compensation charges related to the adoption of Statement of Financial Accounting Standards No. 123R.

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Pro forma net loss for the third quarter of 2006 was ($957,000) or ($0.11) per basic and diluted share, as compared to a net loss of ($3.2 million), or ($0.35) per basic and diluted share in 2005. Pro forma net loss reflects the exclusion of approximately $828,000 of asset impairment charges related to the Smith & Wollensky in New Orleans and approximately $68,000 of share-based compensation charges related to the adoption of Statement of Financial Accounting Standards No. 123R (reconciliation of pro forma net income to GAAP net income are included in the financial tables that follow).

▪

Operating loss, which includes the impairment of asset charge of $828,000, the insurance proceeds of $156,000 and the share-based compensation charge of $68,000, was ($1.6 million) as compared to ($2.9 million) in the third quarter of 2005.

▪	Food and beverage costs as a percentage of consolidated restaurant sales increased approximately 33 basis points, primarily due to higher beef costs during the quarter as compared to the prior year.

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Salaries and related benefit expenses as a percentage of consolidated restaurant sales decreased approximately 290 basis points primarily due to the concentrated efforts made by management in comparable units to reduce raw payroll and to decreases in employee medical claims under the self insured health plan.

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Restaurant operating expenses as a percentage of consolidated restaurant sales decreased 87 basis points primarily due to a decrease in operating supply expense at comparable units, partially offset by an increase in utilities.

▪	General and administrative expenses decreased by 345 basis points primarily due to a decrease in payroll expense, professional fees and consulting fees.

Results for the nine months ended October 2, 2006 are as follows:

▪

For the first nine months of 2006, comparable consolidated restaurant sales increased 1.0% as compared to the first nine months of 2005. Comparable consolidated restaurant sales include only units that have been open for 15 months or longer and do not include the results from the Smith & Wollensky in New Orleans, the Manhattan Ocean Club, which was closed on January 1, 2006, or our newest concept, Quality Meats, which opened in April 2006.

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For the first nine months of 2006, total consolidated restaurant sales decreased $3.2 million to $88.6 million, as compared to $91.8 million in the first nine months of 2005. Results for the first nine months of 2006 reflect no sales contribution from the Smith & Wollensky in New Orleans or the Manhattan Ocean Club, but do include sales from Quality Meats.

▪	Net loss for the nine months ended October 2, 2006 was ($773,000), or ($0.09) per basic and diluted share, vs. a net loss of ($2.7 million), or ($0.29) per basic and diluted share in 2005.

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Pro forma net loss for the nine months ended October 2, 2006 was ($302,000) or ($0.04) per basic and diluted share, as compared to a net loss of ($2.7 million), or ($0.29) per basic and diluted share in 2005. Pro forma net loss reflects the exclusion of $828,000 of asset impairment charges related to the Smith & Wollensky in New Orleans, $546,000 of insurance proceeds related to the insurance recovery of building and contents at the Smith & Wollensky in New Orleans and approximately $189,000 of share-based compensation charges related to the adoption of Statement of Financial Accounting Standards No. 123R (reconciliation of pro forma net income to GAAP net income are included in the financial tables that follow).

The Company still plans on opening three to four Wollensky Grills during 2007-2008; however, to date, no leases have been signed. The Company anticipates the first opening will not occur before December 2007.

Chairman and CEO Alan Stillman said, “Despite incurring a loss in the third quarter of 2006, the company has made significant improvements from the comparable period in 2005. We continue to be encouraged by the operational efficiencies that our managers have identified.”

Conference Call

Alan Stillman, Chairman & CEO, and Sam Goldfinger, CFO, will conduct a conference call to review the Company’s financial results for the third quarter ended October 2, 2006 on Wednesday, November 15, 2006 at 5:00 p.m. ET. Interested parties may listen to the live call over the Internet via http://www.smithandwollensky.com. To listen to the live call, please go to the website at least 15 minutes early to register and to download and install any necessary audio software. If you are unable to listen live, the conference call will also be archived on the website listed above. An audio recording of the conference call, which may contain material non-public information regarding the Company’s results of operations or financial condition for the third quarter of 2006, is expected to be posted on the Company’s website under the heading Investor Relations immediately following the conference call.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing à la carte restaurant in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates five other restaurants in New York, including Cité, Maloney & Porcelli, Park Avenue Café, The Post House, and Quality Meats.

Except for historical information contained herein, the statements made in this press release regarding the Company’s business, strategy and results of operations are forward-looking statements which are based on management’s beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, the ability to identify locations for and open restaurants as planned; the dependence of our operating results on a small number of restaurants, our geographic concentration in New York, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company’s growth strategy. For a more detailed description of such factors, please see the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Financial Tables Follow)

THE SMITH & WOLLENSKY RESTAURANT GROUP
AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(dollar amounts in thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Consolidated restaurant sales	$27,557	$26,813	$88,611	$91,778
Cost of consolidated restaurant sales:
Food and beverage costs	8,484	8,167	27,428	27,823
Salaries and related benefit expenses	8,350	8,903	25,463	27,841
Restaurant operating expenses	4,973	5,073	14,942	15,716
Occupancy and related expenses	2,112	1,866	6,371	5,616
Marketing and promotional expenses	1,113	1,412	3,450	4,015
Depreciation and amortization expenses	1,049	1,040	3,172	3,570
Impairment of assets impacted by hurricane	828	—	828	—
Insurance proceeds, net	(156)	—	(1,125)	—
Total cost of consolidated restaurant sales	26,753	26,461	80,529	84,581
Income from consolidated restaurant operations	804	352	8,082	7,197
Management fee income	217	216	689	715
Income from consolidated and managed restaurants	1,021	568	8,771	7,912
General and administrative expenses	2,232	3,095	7,070	7,562
Royalty expense	404	403	1,333	1,379
Operating income (loss)	(1,615)	(2,930)	368	(1,029)
Interest expense	(172)	(170)	(475)	(938)
Amortization of deferred debt financing costs	(11)	(3)	(32)	(58)
Interest income	31	41	96	63
Interest expense net of interest income	(152)	(132)	(411)	(933)
Loss before provision for income taxes	(1,767)	(3,062)	(43)	(1,962)
Provision for income taxes	127	115	341	290
Loss before (income) loss of consolidated variable interest entity	(1,894)	(3,177)	(384)	(2,252)
(Income) loss of consolidated variable interest entity	41	(53)	(389)	(427)
Net loss	$(1,853)	$(3,230)	$(773)	$(2,679)
Net loss per share:
Basic and diluted	$(0.22)	$(0.35)	$(0.09)	$(0.29)
Weighted average common shares outstanding:
Basic and diluted	8,590,643	9,342,232	8,593,400	9,365,338

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
AND SUBSIDIARIES
Pro Forma Net Loss and Pro Forma Net Loss Per Share (1)
(dollar amounts in thousands, except per share amounts)

	Third Quarter Ended				Nine Months Ended
	October 2,		October 3,		October 2,		October 3,
	2006		2005		2006		2005
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Net loss	$(1,853)	$	$(3,230)	$	$ (773)	$	$(2,679)

Insurance proceeds, net (building and contents only)	—		—		(546)		—
Impairment of assets impacted by hurricane	828		—		828		—
Share based employee compensation charge	68		—		189		—

Pro forma net loss (1)	$(957)		$(3,230)		$(302)		$(2,679)

Pro forma net loss per share:
Basic and diluted	$(0.11)		$(0.35)		$(0.04)		$(0.29)
Weighted average common shares outstanding:
Basic and diluted	8,590,643		9,342,232		8,593,400		9,365,338

(1) Pro forma net loss excludes insurance proceeds, net, impairment of assets impacted by hurricane and share-based employee compensation charges. The exclusion of insurance proceeds and impairment of assets provides meaningful information regarding the Company's operating results on a basis comparable with those in future periods when the Company does not expect to receive insurance proceeds and incur impairment charges, whereas the exclusion of share-based employee compensation expense provides meaningful information to investors regarding the Company's operating results on a basis comparable with those of prior periods before the Company’s adoption of FAS 123R.

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
AND SUBSIDIARIES
Consolidated Balance Sheet
(dollar amounts in thousands, except per share amounts)
	October 2, 2006	January 2, 2006

Assets	(unaudited)
Current assets:
Cash and cash equivalents	$1,839	$2,362
Short-term investments	279	265
Accounts receivable, net	774	549
Credit card receivable, net	1,700	1,990
Due from managed units	371	750
Merchandise inventory	4,556	4,589
Prepaid expenses and other current assets	2,010	1,486
Total current assets	11,529	11,991
Property and equipment, net	54,541	54,952
Assets held for sale	3,785	4,681
Goodwill	6,886	6,886
Licensing agreement, net	3,207	3,471
Long-term investments	3,417	4,417
Other assets	4,160	4,208
Total assets	$87,525	$90,606
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$953	$202
Current portion of obligations under capital lease	148	139
Current portion of deferred gain	367	365
Due to managed units	356	538
Accounts payable and accrued expenses	12,081	13,578
Total current liabilities	13,905	14,822
Obligations under capital leases	7,637	7,749
Deferred gain on sales leasebacks	12,688	12,958
Long-term debt, net of current portion	2,220	3,113
Deferred rent	9,123	9,133
Total liabilities	45,573	47,775
Interest in consolidated variable interest entity	(599)	(668)
Commitments and contingencies
Stockholders’ equity:
Common stock	94	94
Additional paid-in capital	70,260	70,066
Accumulated deficit	(23,276)	(22,503)
Accumulated other comprehensive income	153	143
Treasury stock	(4,680)	(4,301)
	42,551	43,499
Total liabilities and stockholders’ equity	$87,525	$90,606